EXHIBIT 99.2


                               Contact:  Joseph L. Winn, Chief Financial Officer
                                 or Emily Farina, Director of Investor Relations
                                                      Telephone:  (617) 375-7500




FOR IMMEDIATE RELEASE


     AMERICAN TOWER CORPORATION COMPLETES MERGER WITH TELECOM TOWERS, L.L.C.


Boston,  Massachusetts - February 26, 1999 - American Tower  Corporation  (NYSE:
AMT) announced today that it has completed the previously announced merger transaction with TeleCom Towers, L.LC.

American Tower issued approximately 3.9 million shares of Class A Common Stock, paid approximately $60.1 million in cash and assumed approximately $48.4 million in debt, of which approximately $44.1 million was paid off at closing. The aggregate purchase price is also subject to certain working capital adjustments. In addition, Dean H. Eisner, Vice President of Business Development and Planning of Cox Enterprises, Inc. will join the Board of Directors of American Tower.

American Tower is a leading independent owner and operator of broadcast and wireless communications sites in the United States and currently operates more than 3,200 towers in 44 states and the District of Columbia. Based in Boston, the Company has a national footprint with regional hubs in Boston, Albuquerque, Atlanta, Chicago, Houston and San Francisco.

         This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the Company's' tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                       ###

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116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116 617-375-7500 FAX 617-375-7575